As filed with the Securities and Exchange Commission on May 6, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VERTEX ENERGY, INC.

(Name of registrant in its charter)

Nevada	94-3439569
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Benjamin P. Cowart

Chief Executive Officer

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as shall be determined by the selling stockholders identified herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share (2)	1,100,000	$0.55	(6)	$605,000	$78.53
Common Stock, $0.001 par value per share (3)	1,800,000	$0.55	(6)	$990,000	$128.50
Common Stock, $0.001 par value per share (4)	1,500,000	$0.55	(6)	$825,000	$107.09
Common Stock, $0.001 par value per share (5)	1,500,000	$0.55	(6)	$825,000	$107.09
	5,900,000	$0.55		$3,245,000	$421.20	(7)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered on this registration statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered on this registration statement as a result of stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock (i) issuable in lieu of cash dividends, or (ii) issuable upon conversion of shares of Series B Preferred Stock issued in-kind in lieu of cash dividends, which may accrue from time to time on the registrant’s Series B Preferred Stock.
(3)	Represents shares of common stock (i) issuable in lieu of cash dividends, or (ii) issuable upon conversion of shares of Series B1 Preferred Stock issued in-kind in lieu of cash dividends, which may accrue from time to time on the registrant’s Series B1 Preferred Stock.
(4)	Represents shares of common stock issued and outstanding as of the date of this registration statement.
(5)	Represents shares of common stock issuable upon exercise of outstanding warrants to purchase 1,500,000 shares of common stock of the registrant with an exercise price of $2.25 per share.
(6)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.5772 (high) and $0.52 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Capital Market on May 6, 2020, which date is within five business days prior to filing this Registration Statement.
(7)	The Registrant hereby offsets the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s Form S-3 Registration Statement, filed by the Registrant with the Securities and Exchange Commission (“SEC”) on April 17, 2015 (SEC File No. 333-203459), registering a primary offering of securities to be sold by the Registrant for a maximum aggregate offering price of $75,000,000 (total registration fee of $8,715) (the “Withdrawn Registration Statement”), which Registration Statement was withdrawn by the Registrant before it became effective and before any securities were sold thereunder. A total of (a) $3,932.93 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-1 Registration Statement filed with the SEC on July 27, 2015 (SEC File No. 333-205871); (b) a total of $203.33 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-1 Registration Statement (as amended) filed with the SEC on September 28, 2015 (SEC File No. 333-207156); (c) a total of $564.73 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-8 Registration Statement filed with the SEC on September 28, 2015 (SEC File No. 333-207157); and (d) a total of $2,832.66 of such associated filing fees were previously used to offset filing fees due by the Registrant on its Form S-1 Registration Statement filed with the SEC on June 10, 2016 (SEC File No. 333-211955). A portion of the associated remaining filing fees of $1,181.35 associated with the Withdrawn Registration Statement are hereby used to offset the current registration fee due. Accordingly, the full amount of the $421.20 registration fee currently due for this Registration Statement is being paid by offset against a portion of the remaining balance of the fee paid for the Withdrawn Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2020

PROSPECTUS

Vertex Energy, Inc.

5,900,000 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time by the selling stockholders named herein of up to 5,900,000 shares of common stock, par value $0.001 per share, which we refer to as common stock, of Vertex Energy, Inc., which we refer to as “us”, “we”, the “Company”, the “Registrant” or “Vertex Energy”. The shares represent:

(1)       up to 1,100,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B Preferred Stock (“Future Series B Dividend Preferred Shares”); or (b) issuable upon conversion of additional shares of Series B Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B Preferred Stock which are currently outstanding; and (ii) the Future Series B Dividend Preferred Shares, which we refer to collectively, as the “Series B Common Shares”;

(2)       up to 1,800,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (“Future Series B1 Dividend Preferred Shares”); or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B1 Preferred Stock which are currently outstanding; and (ii) the Future Series B1 Dividend Preferred Shares, which we refer to collectively, as the “Series B1 Common Shares”;

(3)       1,500,000 outstanding shares of common stock issued pursuant to the terms of a July 25, 2019 Subscription Agreement (the “Outstanding Shares” and the “Subscription Agreement”); and

(4)       up to 1,500,000 shares of common stock issuable upon exercise of warrants to purchase 1,500,000 shares of the Company’s common stock (the “Warrants”), which we refer to as the “Warrant Shares”, which were sold pursuant to the Subscription Agreement, which Warrants have an exercise price of $2.25 per share.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein. The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 32, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders, except that the Company may receive up to approximately $3,375,000 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised, based on the per share exercise price of the Warrants. We are registering shares of common stock on behalf of the selling stockholders. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “VTNR”. The closing price for our common stock on May 6, 2020 was $0.5378 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 12 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholders listed in this prospectus of up to 5,900,000 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholders. We will receive proceeds from the exercise of the Warrants (see “Use of Proceeds” below beginning on page 17). We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholders.

The Company has previously filed various registration statements on Form S-1 to register shares of common stock issuable upon conversion of its Series B Preferred Stock and Series B1 Preferred Stock, and in lieu of dividends which accrue thereon (Form S-1 Registration Statement File Nos. 333-207156; 333-211955 and 333-207156). Such prior registration statements were filed to register the shares underlying the Series B Preferred Stock and Series B1 Preferred Stock which were outstanding on the dates such registration statements were filed, as applicable, and shares of common stock issued in lieu of dividends on such preferred stock (and upon conversion of additional shares of preferred stock issued in lieu of dividends on such preferred stock)  through approximately March 31, 2020. The registration statement of which this prospectus forms a part represents additional shares of common stock (a) issuable directly in lieu of dividends payable in cash, on such preferred stock or (b) which are issuable upon conversion of shares of preferred stock issued in the future in lieu of dividends payable in cash on such preferred stock, through approximately June 30, 2022, provided that such Series B Preferred Stock and/or Series B1 Preferred Stock may be converted into common stock by the holders thereof prior to June 30, 2022 and/or may be redeemed by the Company prior to June 30, 2022.

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information” on page 34.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits and the information incorporated by reference therein.

You should read the entire prospectus and any prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any free writing prospectus, nor any sale made hereunder, shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

In this prospectus, we may rely on and refer to information regarding the refining, re-refining, used oil, and oil and gas industries in general from market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it. Some data is also based on our good faith estimates. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in, and incorporated by reference in, “Risk Factors” beginning on page 12 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Please see the “Glossary of Selected Terms” incorporated by reference as Exhibit 99.1 to the registration statement of which this prospectus forms a part, for a list of abbreviations and definitions used throughout this prospectus.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “Vertex” and “Vertex Energy” refer to Vertex Energy, Inc. and its subsidiaries. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

In addition, unless the context otherwise requires and for the purposes of this prospectus:

“Base Oil” means the lubrication grade oils initially produced from refining crude oil (mineral base oil) or through chemical synthesis (synthetic base oil). In general, only 1% to 2% of a barrel of crude oil is suitable for refining into base oil. The majority of the barrel is used to produce gasoline and other hydrocarbons;

“Cutterstock” means fuel oil used as a blending agent added to other fuels. For example, to lower viscosity;

“Crack” means breaking apart crude oil into its component products, including gases like propane, heating fuel, gasoline, light distillates like jet fuel, intermediate distillates like diesel fuel and heavy distillates like grease;

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

“Feedstock” means a product or a combination of products derived from crude oil and destined for further processing in the refining or re-refining industries. It is transformed into one or more components and/or finished products;

“Gasoline Blendstock” means naphthas and various distillate products used for blending or compounding into finished motor gasoline. These components can include reformulated gasoline blendstock for oxygenate blending (RBOB) but exclude oxygenates (alcohols and ethers), butane, and pentanes (an organic compound with properties similar to a butane);

“Hydrotreating” means the process of reacting oil fractions with hydrogen in the presence of a catalyst to produce high-value clean products;

“MDO” means marine diesel oil, which is a type of fuel oil and is a blend of gasoil and heavy fuel oil, with less gasoil than intermediate fuel oil used in the maritime field;

“Naphthas” means any of various volatile, highly flammable liquid hydrocarbon mixtures used chiefly as solvents and diluents and as raw materials for conversion to gasoline;

“Pygas” means pyrolysis gasoline, an aromatics-rich gasoline stream produced in sizeable quantities by an ethylene plant. These plants are designed to crack a number of feedstocks, including ethane, propane, naphtha, and gasoil. Pygas can serve as a high-octane blendstock for motor gasoline or as a feedstock for an aromatics extraction unit;

“SEC” or the “Commission” refers to the United States Securities and Exchange Commission;

“Securities Act” refers to the Securities Act of 1933, as amended; and

“VGO” refers to Vacuum Gas Oil (also known as cat feed) - a feedstock for a fluid catalytic cracker typically found in a crude oil refinery and used to make gasoline No. 2 oil and other byproducts.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the section titled “Risk Factors” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus, before making an investment decision.

General

We are an environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Our primary focus is recycling used motor oil and other petroleum by-products. We are engaged in operations across the entire petroleum recycling value chain including collection, aggregation, transportation, storage, re-refinement, and sales of aggregated feedstock and re-refined products to end users. We operate in three segments:

(1)	Black Oil,

(2)	Refining and Marketing, and

(3)	Recovery.

We currently provide our services in 15 states, primarily in the Gulf Coast, Midwest and Mid-Atlantic regions of the United States. For the rolling twelve-month period ending December 31, 2019, we aggregated approximately 94.1 million gallons of used motor oil and other petroleum by-product feedstocks and managed the re-refining of approximately 77.6 million gallons of used motor oil with our proprietary Thermal Chemical Extraction Process (TCEP), VGO and Base Oil processes.

Our Black Oil segment collects and purchases used motor oil directly from third-party generators, aggregates used motor oil from an established network of local and regional collectors, and sells used motor oil to our customers for use as a feedstock or replacement fuel for industrial burners. We operate a refining facility that uses our proprietary TCEP and we also utilize third-party processing facilities. TCEP’s original purpose was to re-fine used oil into marine cutterstock; however, beginning in the third quarter of fiscal 2015 and continuing through the third quarter of 2019, that use ceased to be economically accretive, and instead, we operated TCEP for the purposes of pre-treating our used motor oil feedstock prior to shipping to our facility in Marrero, Louisiana. During the fourth quarter of 2019, the original purpose of TCEP once again became economically viable and at that time we switched to using TCEP to re-fine used oil into marine cutterstock; provided that with the recent decline in oil prices and challenges in obtaining feedstock, we switched back to using TCEP for the purposes of pre-treating our used motor oil feedstock prior to shipping to our facility in Marrero, Louisiana beginning in the first quarter of 2020. We also operate a facility in Marrero, Louisiana, which facility re-refines used motor oil and also produces VGO and we own 84.42% of an entity which owns a re-refining complex in Belle Chasse, Louisiana, which we call our Myrtle Grove facility.

Our Refining and Marketing segment aggregates and manages the re-refinement of used motor oil and other petroleum by-products and sells the re-refined products to end customers.

Our Recovery segment includes a generator solutions company for the proper recovery and management of hydrocarbon streams as well as metals.

Black Oil Segment

Our Black Oil segment is engaged in operations across the entire used motor oil recycling value chain including collection, aggregation, transportation, storage, refinement, and sales of aggregated feedstock and re-refined products to end users. We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations. We own a fleet of 41 collection vehicles, which routinely visit generators to collect and purchase used motor oil. We also aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.

We manage the logistics of transport, storage and delivery of used oil to our customers. We own a fleet of 30 transportation trucks and more than 80 aboveground storage tanks with over 8.6 million gallons of storage capacity. These assets are used by both the Black Oil segment and the Refining and Marketing segment. In addition, we also utilize third parties for the transportation and storage of used oil feedstocks. Typically, we sell used oil to our customers in bulk to ensure efficient delivery by truck, rail, or barge. In many cases, we have contractual purchase and sale agreements with our suppliers and customers, respectively. We believe these contracts are beneficial to all parties involved because it ensures that a minimum volume is purchased from collectors and generators, a minimum volume is sold to our customers, and we are able to minimize our inventory risk by a spread between the costs to acquire used oil and the revenues received from the sale and delivery of used oil. We also have historically used our proprietary TCEP technology to re-refine used oil into marine fuel cutterstock and a higher-value feedstock for further processing (as discussed above, between the third quarter of fiscal 2015 and the fourth quarter of 2019, we utilized TCEP to pre-treat our used motor oil feedstock prior to shipping to our facility in Marrero, Louisiana; but did not operate our TCEP for the purpose of producing finished cutterstock, due to market conditions). During the fourth quarter of 2019, we once again began using TCEP to re-refine used oil into marine fuel cutterstock; provided that with the recent decline in oil prices and challenges in obtaining feedstock, we switched back to using TCEP for the purposes of pre-treating our used motor oil feedstock prior to shipping to our facility in Marrero, Louisiana beginning in the first quarter of 2020. In addition, at our Marrero, Louisiana facility we produce a Vacuum Gas Oil (VGO) product that is sold to refineries as well as to the marine fuels market. At our Columbus, Ohio facility (Heartland Petroleum), which we own 65% of effective January 1, 2020, we produce a base oil product that is sold to lubricant packagers and distributors.

Refining and Marketing Segment

Our Refining and Marketing segment is engaged in the aggregation of feedstock, re-refining it into higher value end products, and selling these products to our customers, as well as related transportation and storage activities. We aggregate a diverse mix of feedstocks including used motor oil, petroleum distillates, transmix and other off-specification chemical products. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, and are also transferred from our Black Oil segment. We have a toll-based processing agreement in place with KMTEX to re-refine feedstock streams, under our direction, into various end products that we specify. KMTEX uses industry standard processing technologies to re-refine our feedstocks into pygas, gasoline blendstock and marine fuel cutterstock. We sell all of our re-refined products directly to end-customers or to processing facilities for further refinement.

Recovery Segment

The Recovery segment is a generator solutions company for the proper recovery and management of hydrocarbon streams. The Company (through this segment) owns and operates a fleet of trucks and heavy equipment used for processing, shipping and handling of reusable process equipment and other scrap commodities.

Thermal Chemical Extraction Process

We own the intellectual property for our patented TCEP. TCEP is a technology which utilizes thermal and chemical dynamics to extract impurities from used oil which increases the value of the feedstock. We intend to continue to develop our TCEP technology and design with the goal of producing additional re-refined products, including lubricating base oil.

TCEP differs from conventional re-refining technologies, such as vacuum distillation and hydrotreatment, by relying more heavily on chemical processes to remove impurities rather than temperature and pressure. Therefore, the capital requirements to build a TCEP plant are typically much less than a traditional re-refinery because large feed heaters, vacuum distillation columns, and a hydrotreating unit are not required. The end product currently produced by TCEP is used as fuel oil cutterstock. Conventional re-refineries produce lubricating base oils or product grades slightly lower than base oil that can be used as industrial fuels or transportation fuel blendstocks.

We currently estimate the cost to construct a new, fully-functional, commercial facility using our TCEP technology, with annual processing capacity of between 25 and 50 million gallons at another location would be approximately $10 - $15 million, which could fluctuate based on throughput capacity. The facility infrastructure would require additional capitalized expenditures which would depend on the location and site specifics of the facility. From the third quarter of 2015 to the fourth quarter of 2019, we utilized TCEP to pre-treat our used motor oil feedstocks prior to shipping to our facility in Marrero, Louisiana; however, beginning in the fourth quarter of 2019, we once again began using TCEP for the purpose of producing finished cutterstock; provided that with the recent decline in oil prices and challenges in obtaining feedstock, we switched back to using TCEP for the purposes of pre-treating our used motor oil feedstock prior to shipping to our facility in Marrero, Louisiana beginning in the first quarter of 2020. We have no current plans to construct any other TCEP facilities at this time. Our TCEP technology converts feedstock into a low sulfur marine fuel that can be sold into the new 0.5% low sulfur marine fuel specification mandated under International Maritime Organization (IMO) rules which went into effect on January 1, 2020.

Unit Offerings

On June 24, 2015, we closed the transactions contemplated by the June 19, 2015 Unit Purchase Agreement (the “June 2015 Purchase Agreement”) we entered into with certain institutional investors (the “June 2015 Investors”), pursuant to which the Company sold the June 2015 Investors an aggregate of 8,064,534 units (the “June 2015 Units”), each consisting of (i) one share of Series B Preferred Stock and (ii) one warrant to purchase one-half of a share of common stock of the Company (each a “June 2015 Warrant” and collectively, the “June 2015 Warrants”). The June 2015 Units were sold at a price of $3.10 per June 2015 Unit (the “June 2015 Unit Price”) (a 6.1% premium to the closing bid price of the Company’s common stock on the NASDAQ Capital Market on the date the June 2015 Purchase Agreement was entered into which was $2.91 per share (the “June 2015 Closing Bid Price”)). The June 2015 Warrants have an exercise price of $2.92 per share ($0.01 above the June 2015 Closing Bid Price). Total gross proceeds from the offering of the June 2015 Units (the “June 2015 Offering”) were $25.0 million.

Craig-Hallum Capital Group LLC, the Placement Agent, received a commission equal to 6.5% of the gross proceeds (less $4.0 million raised from certain investors in the June 2015 Offering for which they will receive no fee) from the June 2015 Offering, for an aggregate commission of $1.365 million which was netted against the proceeds.

We used the net proceeds from the June 2015 Offering to repay amounts owed under an outstanding credit agreement in the amount of $15.1 million.

The Series B Preferred Stock is described in greater detail below under “Description of Capital Stock” – “Preferred Stock” – “Series B Preferred Stock”.

The June 2015 Warrants are exercisable beginning on December 26, 2015, and expire on December 24, 2020. The Warrants contain a cashless exercise provision in connection with any shares that are not then registered by the Company.

Both the Series B Preferred Stock and the June 2015 Warrants contain a provision prohibiting the conversion of the Series B Preferred Stock (and voting associated therewith) and the exercise of the June 2015 Warrants, into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Series B Beneficial Ownership Limitation”). The Series B Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the Series B Preferred Stock designation (described in greater detail below under “Description of Capital Stock” – “Preferred Stock” – “Series B Preferred Stock”). In addition to the Series B Beneficial Ownership Limitation, certain of the June 2015 Investors also entered into agreements with us to limit their ability to effect conversions of Series B Preferred Stock (and exercise of June 2015 Warrants), to prohibit them contractually from converting (or exercising) such applicable security if upon such conversion (or exercise) they would beneficially own more than 4.999% of our outstanding common stock. As described above, each holder’s voting rights in connection with the Series B Preferred Stock are also limited by the Series B Beneficial Ownership Limitation.

On May 13, 2016, we closed the transactions contemplated by the May 10, 2016 Unit Purchase Agreement (the “May 2016 Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we sold the Investors an aggregate of approximately 12 million units (the “May 2016 Units”), each consisting of (i) one share of Series B1 Preferred Stock of the Company, $0.001 par value per share (the “Series B1 Preferred Stock”) and (ii) one warrant to purchase one-quarter of a share of common stock of the Company, $0.001 par value per share (each a “May 2016 Warrant” and collectively, the “May 2016 Warrants”). The May 2016 Units were sold at a price of $1.56 per Unit (the “May 2016 Unit Price”) (a 2.6% premium to the closing bid price of the Company’s common stock on the NASDAQ Capital Market on the date the Purchase Agreement was entered into which was $1.52 per share (the “May 2016 Closing Bid Price”)). The May 2016 Warrants have an exercise price of $1.53 per share ($0.01 above the Closing Bid Price). Total gross proceeds from the offering of the May 2016 Units (the “May 2016 Offering”) were $19.3 million.

A total of approximately $18.6 million of the securities sold in the May 2016 Offering were purchased by investors who participated in the Company’s June 2015 Offering. A total of 60% of the funds received from such investors were used to immediately repurchase such investors’ Series B Preferred Stock. As a result, a total of approximately $11.2 million of the proceeds raised in the May 2016 Offering were used to immediately repurchase and retire approximately 3.6 million shares of Series B Preferred Stock and pay accrued interest on such repurchased shares through the closing date (the “Repurchases”), leaving net proceeds of approximately $8.1 million, before deducting placement agents’ fees and offering expenses. Of these net proceeds, $800,000 was used to pay amounts owed to our senior lender and the remaining proceeds were used for working capital.

Craig-Hallum Capital Group LLC (the “Placement Agent”) acted as exclusive placement agent in connection with the May 2016 Offering. The Placement Agent received a commission equal to 6.5% of the net proceeds after affecting the Repurchases described above, from the May 2016 Offering, for an aggregate commission of approximately $530,000.

The Company’s Chief Executive Officer and Chairman, Benjamin P. Cowart, and the Company’s Chief Financial Officer and Secretary, Chris Carlson, each purchased 32,052 Units ($50,000 of May 2016 Units) in the May 2016 Offering and in connection with such purchases was issued 32,052 shares of Series B1 Preferred Stock and May 2016 Warrants to purchase 8,013 shares of common stock.

Series B1 Preferred Stock is described in greater detail below under “Description of Capital Stock” – “Preferred Stock” – “Series B1 Preferred Stock”.

Both the Series B1 Preferred Stock and the May 2016 Warrants contain a provision prohibiting the conversion of the Series B1 Preferred Stock and the exercise of the May 2016 Warrants into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “May 2016 Beneficial Ownership Limitation”). The May 2016 Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the Series B1 Preferred Stock designation (described in greater detail below under “Description of Capital Stock” – “Preferred Stock” – “Series B1 Preferred Stock”). The May 2016 Beneficial Ownership Limitation also applies to the voting rights of the Series B1 Preferred Stock. Certain of the investors also agreed to contractually reduce the May 2016 Beneficial Ownership Limitation applicable to them to 4.999% of the Company’s then outstanding common stock.

The May 2016 Warrants have an exercise price of $1.53 per share, are exercisable between November 14, 2016 and November 13, 2021 and have cashless exercise rights to the extent the shares of common stock issuable upon exercise of the May 2016 Warrants are not registered with the Securities and Exchange Commission.

Subscription Agreement; Common Stock Purchase Warrant and Registration Rights and Lock-Up Agreement

On July 26, 2019, Tensile Capital Partners Master Fund LP, an investment fund based in San Francisco, California (“Tensile”) entered into a Subscription Agreement dated July 25, 2019, in favor of the Company (the “Subscription Agreement”), pursuant to which, on that same date, it subscribed to purchase (a) 1,500,000 shares of our common stock (the “Tensile Shares”), and (b) warrants to purchase 1,500,000 shares of our common stock, which were documented by a Common Stock Purchase Warrant (the “Warrants” and the shares of common stock issuable upon exercise thereof, the “Warrant Shares”) in consideration for $2.22 million or $1.48 per share and warrant.

The Warrants have an exercise price of $2.25 per share and a term of ten years. The Warrants also include a beneficial ownership limitation which prohibits Tensile from exercising any Warrants, if upon such exercise, Tensile, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 4.999% of the number of shares of our common stock outstanding immediately after the exercise. Tensile may elect to change this beneficial ownership limitation from 4.999% to up to 9.999% of the number of shares of our common stock outstanding immediately after the exercise upon 61 days’ prior written notice to us. As of the date of this prospectus the limitation remains 4.999%.

In connection with the subscription, we and Tensile entered into a Registration Rights and Lock-Up Agreement dated July 25, 2019 (the “Lock-Up Agreement”), pursuant to which we agreed to use commercially reasonable efforts to register the Tensile Shares and Warrant Shares prior to the end of the Initial Lock-Up (defined below) and Tensile agreed to not sell any of the Tensile Shares or Warrant Shares for a period of one year following the Closing Date (the “Initial Lock-Up”) and to sell no more than 300,000 of such Tensile Shares and Warrant Shares in any 90 day period during the four years thereafter (the “Volume Limitations”), each, subject to certain exemptions set forth therein.

The Initial Lock-Up, but not the Volume Limitation, terminates if our common stock is not traded on the Nasdaq Capital Market or a similar market for a period of more than five consecutive trading days. Upon any termination of the Initial Lock-Up pursuant to the preceding sentence, in the event Tensile holds any Tensile Shares, Warrant Shares or any Warrants, we are required to disclose publicly all material nonpublic information disclosed to Tensile prior to the date of such termination.

The Tensile Shares and Warrant Shares are being registered under the Securities Act pursuant to the registration statement of which this prospectus forms a part.

Additional Information

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 34.

Our Contact Information

Our principal office is located at 1331 Gemini Street, Suite 250, Houston, Texas 77058. Our phone number is (866) 660-8156. Our website address is www.vertexenergy.com. Information on our website or any other website is not, and will not be a part of this prospectus and is not incorporated by reference into this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	5,900,000 shares

Common Stock Outstanding Before this Offering	45,554,841 shares

Common Stock Outstanding After this Offering	49,954,841 shares[1]

Selling Stockholders	The selling stockholders may offer up to 5,900,000 shares of common stock in one or more offerings. See “Selling Stockholders” beginning on page 17 for more information on the selling stockholders.

Use of Proceeds	The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders, except that the Company may receive up to approximately $3,375,000 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised, based on the per share exercise price of the Warrants. We are registering shares of common stock on behalf of the selling stockholders. See “Use of Proceeds” beginning on page 17.

Risk Factors

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” discussed herein beginning on page 12 and   incorporated by reference herein (see also “Incorporation of Certain Information By Reference”, beginning on page 35).

NASDAQ Market Symbol	VTNR

FORWARD-LOOKING STATEMENTS

This prospectus and the documents or information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•           risks associated with our outstanding credit facilities, including amounts owed, restrictive covenants, security interests thereon and our ability to repay such facilities and amounts due thereon when due;

1 Assumes the issuance of all shares of common stock registered for issuance (i) in lieu of cash dividends which may accrue from time to time on shares of Series B Preferred Stock and Series B1 Preferred Stock, and (ii) upon conversion of shares of Series B Preferred Stock and Series B1 Preferred Stock issued in lieu of dividends which may accrue from time to time on, shares of Series B Preferred Stock and Series B1 Preferred Stock, respectively, and all Warrant Shares, registered herein.

•           risks associated with our outstanding preferred stock, including redemption obligations in connection therewith, restrictive covenants and our ability to redeem such securities when required pursuant to the terms of such securities and applicable law;

•           the level of competition in our industry and our ability to compete;

•           our ability to respond to changes in our industry;

•           the loss of key personnel or failure to attract, integrate and retain additional personnel;

•           our ability to protect our intellectual property and not infringe on others’ intellectual property;

•           our ability to scale our business;

•           our ability to maintain supplier relationships and obtain adequate supplies of feedstocks;

•           our ability to obtain and retain customers;

•           our ability to produce our products at competitive rates;

•           our ability to execute our business strategy in a very competitive environment;

•           trends in, and the market for, the price of oil and gas and alternative energy sources;

•           our ability to maintain our relationship with KMTEX;

•           the impact of competitive services and products;

•           our ability to integrate acquisitions;

•           our ability to complete future acquisitions;

•           our ability to maintain insurance;

•           potential future litigation, judgments and settlements;

•           rules and regulations making our operations more costly or restrictive, including IMO 2020;

•           changes in environmental and other laws and regulations and risks associated with such laws and regulations;

•           economic downturns both in the United States and globally;

•           risk of increased regulation of our operations and products;

•           negative publicity and public opposition to our operations;

•           disruptions in the infrastructure that we and our partners rely on;

•           an inability to identify attractive acquisition opportunities and successfully negotiate acquisition terms;

•           our ability to effectively integrate acquired assets, companies, employees or businesses;

•           liabilities associated with acquired companies, assets or businesses;

•           interruptions at our facilities;

•           unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance, repairs, or upgrades;

•           our ability to acquire and construct new facilities;

•           certain events of default which have occurred under our debt facilities and previously been waived;

•           prohibitions on borrowing and other covenants of our debt facilities;

•           risks associated with COVID-19 (including employee sickness) and the governmental responses thereto, as well as slowdowns in the economy relating thereto causing declining oil prices;

•           our ability to effectively manage our growth;

•           repayment of and covenants in our debt facilities;

•           the lack of capital available on acceptable terms to finance our continued growth; and

•           other risk factors included and incorporated by reference in “Risk Factors” in this prospectus.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained or incorporated by reference in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any subsequent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus (see “Incorporation of Certain Information by Reference” beginning on page 35), as well as the other information included or incorporated by reference in this prospectus or a prospectus supplement. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

 Epidemics, including the recent outbreak of the COVID-19 coronavirus, and other crises will negatively impact our business and results of operations.

Our revenues and cost of revenues are significantly impacted by fluctuations in commodity prices; decreases in commodity prices typically result in decreases in revenue and cost of revenues. Our gross profit is to a large extent a function of the market discount we are able to obtain in purchasing feedstock, as well as how efficiently management conducts operations. Additionally, our sales volumes, and as a result, our results of operations and cash flows, significantly depend on the U.S. and to a lesser extent, worldwide demand for oil and used oil. As a result, pandemics, epidemics, and public health crises, which effect the U.S. and the world as a whole, and which result in travel disruptions, reductions in shipping and therefore declines in the need for oil and used oil, will harm our business and cause our operating results to suffer. For example, beginning in December 2019 and continuing through the date of this prospectus, the outbreak of the COVID-19 coronavirus has resulted in decreased production in China and other countries around the world, as well as decreased demand for products and materials in general, and has consequently led to a decrease in global shipping. Furthermore, risks associated with the potential spread of the new strain of coronavirus has resulted in additional declines in shipping volumes with ships from oil tankers to container lines being turned away from ports, or held in quarantine, due to the fear of spreading the virus. The shipping segment has suffered even more as factories have been shut down across the world and travel restrictions have been put in place to control the spread of the coronavirus outbreak. It is anticipated that the diminished demand for transported goods as a result of such slowdown and shutdowns will continue to weigh on the shipping industry for months ahead.

Similarly, the recent economic slowdown and general market uncertainty caused by the COVID-19 coronavirus outbreak and the steps taken by local, state and federal governments to attempt to reduce the spread of, and effects of, such virus, have significantly reduced the demand for, and price of oil (which recently reached all-time lows) and concurrent therewith, the slowdown in the U.S. economy caused by stay-at-home and similar orders, has reduced the amount of feedstock being produced and as a result, our ability to obtain feedstocks.

Currently, we are experiencing reductions to, and interruptions in, our ability to obtain and transport feedstock and in the demand for our finished products.

A public health pandemic, including COVID-19, poses the risk that the Company or its affiliates, employees, suppliers, customers and others may be prevented from conducting business activities for an indefinite period of time, including as a result of shutdowns, travel restrictions and other actions that may be requested or mandated by governmental authorities. Such actions may prevent the Company from accessing or operating its facilities, delivering products or continuing to obtain feedstocks. While a substantial portion of the Company’s businesses has been classified as an essential business in jurisdictions in which facility closures have been mandated, the Company can give no assurance that this will not change in the future or that the Company’s businesses will be classified as essential in each of the jurisdictions in which it operates.

It is also possible that the current outbreak or continued spread of COVID-19 will cause a global recession.

Additionally, certain of the Company’s employees have been working from home, either to avoid the risk of catching the COVID-19 coronavirus, or due to stay-at-home orders issued by local governments where they live or work, and as a result, productivity may drop, which could impact revenues and profitability.

While the overall impact of the COVID-19 coronavirus on our results of operations at this point is uncertain, we anticipate that the factors discussed above and others, will have a negative effect on our results of operations for the first quarter of 2020, second quarter of 2020 and the 2020 year or beyond depending on how long the global slowdown associated with the virus and its after effects last. Any one or more of the events described above could cause the value of our securities to decline in value.

The price of oil and fluctuations in oil prices may have a negative effect on our results of operations.

The majority of our operations are associated with collecting used oil, re-refining or otherwise processing a portion of such used oil and then selling both such re-refined/processed oil and the excess feedstock oil which we do not currently have the capacity to re-refine, to other customers. The prices at which we sell our re-refined/processed oil and extra feedstock are affected by changes in the reported spot market prices of oil. If applicable rates increase or decrease, we typically will charge a higher or lower corresponding price for our re-refined/processed oil and excess feedstock. The price at which we sell our re-refined/processed oil and excess feedstock is affected by changes in certain indices measuring changes in the price of heavy fuel oil, with increases and decreases in the indices typically translating into a higher or lower price for our re-refined/processed oil and excess feedstock. The cost to collect used oil, including the amounts we pay to obtain a portion of our used oil and therefore ability to collect necessary volumes as well as the fuel costs of our oil collection fleet, typically also increases or decreases when the relevant indices increase or decrease. However, even though the prices we can charge for our re-refined/processed oil and excess feedstock and the costs to collect and re-refine/processed used oil typically increase and decrease together, there is no assurance that when our costs to collect and re-refine/process used oil increase we will be able to increase the prices we charge for our re-refined/processed oil excess feedstock to cover such increased costs, or that our costs to collect and re-refine/process used oil will decline when the prices we can charge for re-refined/processed oil declines. These risks are exacerbated when there are rapid fluctuations in these oil indices and when there is lower pricing due to decreased demand, which have both occurred recently as a result of the economic uncertainty caused by the COVID-19 outbreak. These risks are also greater when there is an increased supply of oil from the Organization of the Petroleum Exporting Countries (OPEC), which has also recently occurred.

In addition to the above, the value of re-refined and processed used oil is usually greater the more expensive oil is. As the price of oil decreases so does the spread between re-refined/processed used oil and refined oil and extremely low oil prices, such as those which we are currently experiencing, customers will often be willing to pay the slightly higher cost of refined oil rather than paying for re-refined/processed oil. Furthermore, as the price of oil decreases, the price we can charge for re-refined/processed oil decreases, and while in general the cost of our feedstocks decreases, the prices required to process such feedstock and operate our plans remain fixed. As such, in the event the price of oil remains low and we are not able to increase the prices we charge for re-refined/processed oil, our margins will likely decrease and it may not become economically feasible to continue to operate our facilities. In the event that were to occur, we may be forced to shut down our facilities.

The occurrence of any of the events described above could have a material adverse effect on our results of operations and could in turn cause the value of our securities to decline.

Our TCEP only makes commercial sense when the market price for oil is high.

From the third quarter of 2015 to the fourth quarter of 2019, we utilized TCEP to pre-treat our used motor oil feedstocks prior to shipping to our facility in Marrero, Louisiana; however, from the fourth quarter of 2019 to the first quarter of 2020, we once again used TCEP for the purpose of producing finished cutterstock. Beginning in the first quarter of 2020, with declining oil prices, such use of TCEP for its originally intended purpose became non-economical. When oil prices are low (such as they are now) we anticipate using TCEP only to pre-treat our used motor oil feedstocks prior to shipping them to our facility in Marrero, Louisiana, versus for its original intended purpose, producing finished cutterstock. This is because when oil prices are low, the fixed costs of TCEP are greater than the price we can charge for re-refined oil we can create using such technology. If oil prices continue to remain low in the future it may be inefficient to operate TCEP to re-refine oil, which may have a negative effect on our cash flows and results of operations.

Worsening economic conditions and trends and downturns in the business cycles of the industries we serve and which provide services to us would impact our business and operating results.

A significant portion of our customer base is comprised of companies in the chemical manufacturing and hydrocarbon recovery industries. The overall levels of demand for our products, refining operations, and future planned re-refined oil products are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S., as well as regional economic conditions. For example, many of our principal consumers are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, employment levels, interest rates, consumer confidence and housing demand. These cyclical shifts in our customers’ businesses may result in fluctuations in demand, volumes, pricing and operating margins for our services and products.

In addition to our customers, the suppliers of our feedstock may also be affected by downturns in the economy and adverse changes in the price of feedstock. For example, we previously experienced difficulty obtaining feedstock from our suppliers who, because of prior sharp downturns in the price of oil (used and otherwise) in 2015-16 saw their margins decrease substantially, which in some cases made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to us at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general, including those which we are currently experiencing, will likely create a decrease in the supply of feedstock, prevent us from maintaining our required levels of output and/or force us to seek additional suppliers of feedstock, who may charge more than our current suppliers, and therefore adversely affect our results of operations. We anticipate the above being exacerbated the further the uncertainty regarding the COVID-19 outbreak continues.

Disruptions in the supply of feedstock and/or increases in the cost of feedstock could have an adverse effect on our business.

We depend on the continuing availability of raw materials, including feedstock, to remain in production. Additionally, we depend on the price of such raw materials, including feedstock being reasonable to us in relation to the prices we are able to receive for our final products. A serious disruption in supply of feedstock, such as we are currently experiencing, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at our plants and which are available to be processed by our third-party processors. Additionally, increases in production costs could have a material adverse effect on our business, results of operations and financial condition.

Our reliance on small business customers causes us to be subject to the trends and downturns that impact small businesses, which could adversely affect our business.

Our feedstock customer base is primarily composed of small businesses in the vehicle repair and manufacturing industries. The high concentration of our feedstock customers that are small businesses exposes us to significant risk.  Small businesses start, close, relocate, and are acquired and sold frequently. In addition, small businesses are often impacted more significantly by economic recessions when compared to larger businesses. As a result, we must continually identify new feedstock customers and expand our business with existing feedstock customers in order to sustain our growth and feedstock supply. If we experience a rise in levels of customer turnover, it may have a negative impact on the profitability of our business. We have also seen that our suppliers have been significantly impacted, both in their ability to operate, and the amount of feedstock they produce, due to the governmental responses to COVID-19 including stay-at-home orders and the reduced demand for their services relating thereto.

We are not in compliance with the minimum bid price requirement of the Nasdaq Capital Market.

On April 22, 2020, we received written notice (the “Notification Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days prior to the date of the Notification Letter, the Company no longer meets the minimum bid price requirement.

However, given the unprecedented turmoil in U.S. and world financial markets over the last few weeks, Nasdaq has determined to toll the compliance periods for the bid price and market value of publicly held shares requirements through June 30, 2020. The Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. The Notification Letter states that the Company has 180 calendar days (beginning after the end of the tolling period, which ends on July 1, 2020), or until December 28, 2020, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by December 28, 2020, an additional 180 days may be granted to regain compliance, so long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, the Company’s common stock will be subject to delisting, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. Management remains vigilant with the Company’s business strategy and is continuing to take steps to increase liquidity.

In the event we are delisted from the Nasdaq Capital Market, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from the Nasdaq Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. In the event our common stock is delisted from the Nasdaq Capital Market, we may not be able to list our common stock on another national securities exchange or obtain quotation on an over-the counter quotation system.

The covenants in our credit and loan agreements restrict our ability to operate our business and might lead to a default under our credit agreements.

Our debt agreements limit, among other things, our ability to:

•	incur or guarantee additional indebtedness;
•	create liens;
•	make payments to junior creditors;
•	make investments;
•	sell material assets;
•	affect fundamental changes in our structure;
•	make certain acquisitions;
•	sell interests in our subsidiaries;
•	consolidate or merge with or into other companies or transfer all or substantially all of our assets;
•	redeem or repurchase shares of our stock, including our outstanding Series B and B1 Preferred Stock; and
•	engage in transactions with affiliates.

The Credit Agreements contain customary representations, warranties and requirements for the Company to indemnify the lenders and their affiliates. The Credit Agreements also include various covenants (positive and negative) binding upon the Company, including, prohibiting us from undertaking acquisitions or dispositions unless they meet the criteria set forth in the Credit Agreements, not incurring any capital expenditures in amount exceeding $3 million in any fiscal year that the Credit Agreements are in place, and requiring us to maintain at least $2.0 million of borrowing availability under the Revolving Credit Agreement at any time.

As a result of these covenants and limitations, we may not be able to respond to changes in business and economic conditions and to obtain additional financing, if needed, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. Our credit and loan agreements require, and our future credit facilities and loan agreements may require, us to maintain certain financial ratios and satisfy certain other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. The breach of any of these covenants could result in a default under our credit agreements or future credit facilities. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under such credit agreements, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such credit agreements were to be accelerated, our assets might not be sufficient to repay in full that indebtedness and our other indebtedness.

Our credit agreements and loan agreements also contain cross-default and cross-acceleration provisions. Under these provisions, a default or acceleration under one instrument governing our debt may constitute a default under our other debt instruments that contain cross-default and cross-acceleration provisions, which could result in the related debt and the debt issued under such other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds might not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell assets and otherwise curtail operations to pay our creditors. The proceeds of such a sale of assets, or curtailment of operations, might not enable us to pay all of our liabilities.

A prolonged period of weak, or a significant decrease in, industry activity and overall markets, due to COVID-19 or otherwise, may make it difficult to comply with our covenants and the other restrictions in the agreements governing our debt and current global and market conditions have increased the potential for that difficulty.

We may not qualify for forgiveness of our PPP Loan.

We face risks associated with such PPP Loan.On May 5, 2020, we received a $4.222 million loan (the “PPP Loan”) from Texas Citizens Bank, NA (the “PPP Lender”), pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan is evidenced by a promissory note (the “PPP Note”), dated effective April 28, 2020, issued by the Company to the PPP Lender. The PPP Note is unsecured, matures on April 28, 2022, and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 15, 2020, following an initial deferral period as specified under the PPP. The PPP Note may be prepaid at any time prior to maturity with no prepayment penalties. Proceeds from the PPP Loan will be available to the Company to fund designated expenses, including certain payroll costs, rent, utilities and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest may be forgiven to the extent loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the U.S. Small Business Administration under the PPP (including that up to 75% of such PPP Loan funds are used for payroll). The Company intends to use the entire PPP Loan amount for designated qualifying expenses and to apply for forgiveness of the respective PPP Loan in accordance with the terms of the PPP. Notwithstanding that, the Company may not qualify for forgiveness of the PPP Loan in whole or part and may be required to repay such PPP Loan in full. With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults, breaches of the provisions of the PPP Note and cross-defaults on any other loan with the PPP Lender or other creditors. In the event the PPP Loan is not forgiven, the debt service payments on such loan may negatively affect our ability to grow our operations, service other debt and/or pay our expenses as they come due. Furthermore, any default under the PPP Loan may require us to pay a significant amount of our available cash and/or cash flow to service such debt, which could have a material adverse effect on our operations. Any failure of the PPP Loan to be forgiven pursuant to its terms, and/or our requirement to repay the PPP Loan in whole or part, could cause the value our common stock to decline in value.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” below, beginning on pages 17 and 32, respectively.

We will however, receive proceeds upon the exercise of the Warrants, which shares of common stock underlying such Warrants are being registered in the registration statement of which this prospectus forms a part, provided that such securities are exercised. If exercised, we plan to use the proceeds from the exercise of the Warrants (up to $3,375,000 in proceeds, based on warrants to purchase 1,500,000 shares of common stock outstanding with an exercise price of $2.25 per share), for working capital and general corporate purposes. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management’s discretion. Pending the use of the net proceeds from the cash exercise of the Warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, we can provide no assurances that the Warrants, or any portion thereof, will be exercised in the future.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees (if any), and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares the selling stockholders are offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholders the right to acquire common stock within 60 days of May 6, 2020. We believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. To our knowledge, none of the selling stockholders are affiliated with a broker-dealer registered under the Exchange Act, except as set forth in the footnotes below.

The shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholders in this prospectus. The selling stockholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling stockholders will sell under this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below, and except as otherwise discussed below under “Material Relationships with Selling Stockholders”.

The following table sets forth the name of the Selling Stockholders, the number and percentage of our common stock beneficially owned by the Selling Stockholders as of May 6, 2020, the number of shares of our common stock that may be offered under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the Selling Stockholders assuming all of the Shares registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares of our common stock in the column “Number of Shares Offered” represents all of the Shares that the Selling Stockholders may offer and resell from time to time under this prospectus, without regard to any limitations on exercise/conversion.

		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares Being		Beneficial Ownership of Common Stock After Registration Statement Assuming All Shares Are Sold (4)
Name of Selling Stockholder		Number	Percentage (2)	Offered (3)		Number	Percentage
Adam Usdan	(5)	3,552,494	7.7%	86,546	(20)	3,552,494	7.7%
Ardsley Partners Renewable Energy Fund, L.P.	(6)	2,048,963	4.3%	451,625	(21)	2,048,963	4.3%
B&S Cowart II Family LP	(7)	7,315,266	15.9%	10,615	(22)	7,315,266	10.0%
Bradley W. Baker	(8)	57,112	*	10,119	(22)	57,112	*
Carrhae & Co. fbo Wasatch Micro Cap Value Fund	(9)	914,141	2.0%	165,844	(20)	914,141	2.0%
Chris Carlson	(10)	1,205,698	2.6%	10,460	(22)	1,205,698	2.6%
CVI Investments, Inc.	(11)	946,833	2.0%	183,626	(22)	946,833	2.0%
Gregory T. Clariday	(12)	498,474	1.1%	41,815	(22)	498,474	1.1%
Harbour Holdings Ltd.	(13)	589,811	1.3%	38,850	(20)	589,811	1.3%
James H. Zavoral	(14)	94,889	*	10,460	(22)	94,889	*
Kevin P. Harris	(15)	106,977	*	20,570	(22)	106,977	*
MAZ Partners LP	(16)	100,892	*	13,272	(20)	100,892	*
Nuview IRA, Inc. FBO Richard Jacinto II 1823942 IRA	(17)	6,710,368	9.99%	1,250,500	(22)	6,710,368	9.99%
Pennington Capital LLC	(18)	1,545,451	3.3%	192,595	(20)	1,545,451	3.3%
Skylands Quest LLC	(13)	589,811	1.3%	16,060	(20)	589,811	1.3%
Skylands Special Investment II LLC	(13)	589,811	1.3%	8,780	(20)	589,811	1.3%
Skylands Special Investment LLC	(13)	589,811	1.3%	43,342	(20)	589,811	1.3%
Tensile Capital Partners Master Fund LP	(19)	3,000,000	4.999%	3,000,000	(23)	—	-%
Trellus Partners, LP	(5)	3,552,494	7.7%	253,226	(20)	3,552,494	7.7%
Trellus Small Cap Opportunity Fund, LP	(5)	3,552,494	7.7%	101,695	(20)	3,552,494	7.7%
				5,910,000

(1)       “Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is as of May 6, 2020, and the percentage is based upon 45,554,841 shares of our common stock outstanding as of May 6, 2020.

(2)       Percentages are based solely on the Company’s common stock (except in connection with the beneficial ownership of applicable selling stockholders to the extent such selling stockholder holds shares of Series B Preferred Stock or Series B1 Preferred Stock or warrants which are convertible/exercisable into common stock)(subject to the Series B1 Beneficial Ownership Limitation and the Beneficial Ownership Limitation described below under “Description of Capital Stock”).

(3)        See footnotes (20), (21), (22) and (23) for more information about what these amounts include.

(4)       Assumes the sale of all shares offered herein by each selling stockholder.

(5)       The address of the selling stockholder is 767 3rd Ave., 32nd Floor, New York, New York 10017. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP which are beneficially owned by Trellus Management Company, LLC (collectively “Trellus”) and personally by Adam Usdan. Adam Usdan exercises voting and investment power with regard to the securities held by Trellus, Trellus Partners, LP and Trellus Small Cap Opportunity Fund, LP.

(6)       Address is 262 Harbor Drive, 4th Floor, Stamford, CT 06902. Spencer Hempleman exercises voting and investment power with regard to the securities held by Ardsley Partners Renewable Energy Fund, L.P. in his capacity as Portfolio Manager.

(7)       The address of the selling stockholder is 1331 Gemini Street, Suite 250, Houston, Texas 77058. Benjamin P. Cowart, the Chief Executive Officer and Chairman of the Company, beneficially owns the securities held by B&S Cowart II Family LP. The beneficial ownership for B&S Cowart II Family LP in the table above includes all securities beneficially owned by Mr. Cowart.

(8)       The address of the selling stockholder is 3328 W. 55th St., Edina, Minnesota 55410. The selling stockholder is the Chief Executive Officer of, and a managing partner of, Craig-Hallum Capital Group LLC, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.

(9)       The address of the selling stockholder is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108. Brian Bythrow exercises voting and investment power with regard to the securities held by Carrhae & Co. fbo Wasatch Micro Cap Value Fund.

(10)       The address of the selling stockholder is 1331 Gemini Street, Suite 250, Houston, Texas 77058. Mr. Carlson is the Chief Financial Officer and Secretary of the Company.

(11)       The address of the selling stockholder is 101 California Street, Suite 3250, San Francisco, CA 94111. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale of shares pursuant to the prospectus.

(12)       Address: 555 E Medical Center Blvd #101, Webster, Texas 77598. Includes 300,000 shares of common stock held by Clariday Partners L.P., which shares Mr. Clariday is deemed to beneficially own. Total stockholding information comes directly from the Company’s record stockholders list, is based on the Company’s knowledge and belief, and has not been independently confirmed or verified.

(13)       The address of the selling stockholder is c/o Skylands Capital, LLC, 1200 N. Mayfair Road, Suite 250, Milwaukee, WI 53226. Skylands Capital, LLC (“Skylands”) is registered with the SEC under the Investment Advisers Act of 1940, as amended. Skylands provides investment advisory services or sub-investment advisory services to various funds including Skylands Special Investment LLC (“Special”); Skylands Special Investment II LLC (“Special II”); Skylands Quest LLC (“Quest”); and Harbour Holdings Ltd. (“Harbour”). Voting and investment control over the securities held by Special, Special II, Quest and Harbour is exercised by Charles A. Paquelet, as the Manager of Skylands, the Portfolio Manager of Special, Special II, Quest and Harbour. Beneficial ownership in the table above for Special, Special II, Quest and Harbour includes all securities held by each of such entities due to their common voting and investment control.

(14)       Address: 4504 Edina Blvd., Edina, MN 55424. The selling stockholder is an employee of, and a managing partner of, Craig-Hallum Capital Group LLC, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.

(15)       The address of the selling stockholder is 4702 Lakeview Dr., Edina, MN 55424. The selling stockholder is the President of, and a managing partner of, Craig-Hallum Capital Group LLC, a broker-dealer registered under the Exchange Act. The selling stockholder acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, the selling stockholder did not have any arrangements or understandings with any person to distribute such securities.

(16)       The address of the selling stockholder is 1130 Route 46, Suite 22, Parsippany, NJ 07054. Walter Schenker, the manager/principal of the general partner of Maz Partners LP, exercises voting and investment power with regard to the securities held by Maz Partners LP.

(17)       Address is P.O. Box 7080, San Carlos, CA 94070. Shares held by the selling stockholder are beneficially owned by Richard Jacinto II.

(18)       The address of the selling stockholder is 60 South Sixth Street, Suite 2560, Minneapolis, Minnesota 55402. Robert J. Evans, the Managing Partner of the selling stockholder, exercises voting and investment power with regard to the securities held by Pennington Capital.

(19)       Address is 700 Larkspur Landing Circle, Suite 255, Larkspur, California 94939. The shares held by the selling stockholder are beneficially owned by Douglas J. Dossey and Arthur C. Young, Managing Members of Tensile Capital GP LLC, the general partner of the selling stockholder.

(20)       Represents the selling stockholder’s pro rata share of an aggregate of 1,100,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B Preferred Stock; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B Preferred Stock which are currently outstanding; and (ii) the Future Series B Dividend Preferred Shares.

(21)       Represents the selling stockholder’s pro rata share of both (A) an aggregate of 1,800,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B1 Preferred Stock; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B1 Preferred Stock which are currently outstanding; and (ii) the Future Series B1 Dividend Preferred Shares; and (B) an aggregate of 1,100,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B Preferred Stock; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B Preferred Stock which are currently outstanding; and (ii) the Future Series B Dividend Preferred Shares.

(22)       Represents the selling stockholder’s pro rata share of an aggregate of 1,800,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B1 Preferred Stock; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B1 Preferred Stock which are currently outstanding; and (ii) the Future Series B1 Dividend Preferred Shares.

(23)       Represents 1,500,00 outstanding shares of common stock held by the selling stockholder and 1,500,000 shares of common stock issuable upon exercise of the Warrants.

No offer or resale pursuant to this prospectus may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the Selling Stockholders offer or resell shares of common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

Material Relationships With Selling Stockholders

Benjamin P. Cowart, the Chief Executive Officer and Chairman of the Company, beneficially owns the securities held by B&S Cowart II Family LP.

Chris Carlson is the Chief Financial Officer of the Company.

Tensile is party to various agreements with the Company as summarized below:

On July 26, 2019 (the “MG Closing Date”), Vertex Refining Myrtle Grove LLC, a Delaware limited liability company, which entity was formed as a special purpose vehicle in connection with the transactions, described in greater detail below (“MG SPV”), Vertex Operating, LLC (the Company’s wholly-owned subsidiary (“Vertex Operating”), Tensile-Myrtle Grove Acquisition Corporation (“Tensile-MG”), an affiliate of Tensile, and solely for the purposes of the MG Guaranty (defined below), the Company, entered into and closed the transactions contemplated by a Share Purchase and Subscription Agreement (the “MG Share Purchase”).

Prior to entering into the MG Share Purchase, Vertex Operating’s wholly-owned subsidiary, Vertex Refining LA, LLC, (“Vertex LA”), transferred all of the operating assets owned by it and related to the planned development of the MG Refinery (as defined below), which the parties agreed had a fair market value of $22,666,667, to MG SPV in consideration for 21,667 Class A Units and 1,000 Class B Units of MG SPV, which units were distributed to Vertex Operating. At the closing of the MG Share Purchase (on the MG Closing Date), Vertex Operating sold 1,000 of the Class B Units to Tensile-MG in consideration of the payment to it of $1 million by Tensile-MG, and Tensile-MG purchased an additional 3,000 Class B Units directly from MG SPV for $3 million (less Tensile’s fees and expenses incurred in connection with the transaction, totaling $850,000).

As a result of the transaction, Tensile, through Tensile-MG, acquired an approximate 15.58% ownership interest in MG SPV, which in turn now owns the Company’s former Belle Chasse, Louisiana, re-refining complex (the “MG Refinery”) and Vertex Operating owns 84.42% of MG SPV.

Class B Units held by Tensile-MG are convertible into Class A Units at the option of Tensile-MG, as provided in the Limited Liability Company Agreement of MG SPV dated July 25, 2019 (the “MG Company Agreement”), based on a conversion price (initially one-for-one) which may be reduced from time to time if new Units of MG SPV are issued, and automatically convert into Series A Units upon certain events described in the MG Company Agreement.

Additionally, the Class B Unit holders (initially Tensile-MG) may force MG SPV to redeem the outstanding Class B Units at any time on or after the earlier of (a) July 26, 2024 and (ii) the occurrence of an MG Triggering Event (defined below)(an “MG Redemption”). The cash purchase price for such redeemed Class B Units is the greater of (y) the fair market value of such units (without discount for illiquidity, minority status or otherwise) as determined by a qualified third party agreed to in writing by a majority of the holders seeking an MG Redemption and Vertex Operating (provided that Vertex Operating still owns Class A Units on such date) and (z) the original per-unit price for such Class B Units plus fifty percent (50%) of the aggregate capital invested by the Class B Unit holders through such MG Redemption date. “MG Triggering Events” mean (a) any dissolution, winding up or liquidation of the Company, Vertex Operating or any significant subsidiary of Vertex Operating, (b) any sale, lease, license or disposition of any material assets of the Company, Vertex Operating or any significant subsidiary of Vertex Operating, (c) any transaction or series of related transactions (whether by merger, exchange, contribution, recapitalization, consolidation, reorganization, combination or otherwise) involving the Company, Vertex Operating or any significant subsidiary of Vertex Operating, the result of which is that the holders of the voting securities of the relevant entity as of the MG Closing Date are no longer the beneficial owners, in the aggregate, after giving effect to such transaction or series of transactions, directly or indirectly, of more than fifty percent (50%) of the voting power of the outstanding voting securities of the entity, subject to certain other requirements set forth in the MG Company Agreement, (d) the failure of Vertex Operating to operate MG SPV in good faith with appropriate resources, or (e) the material failure of the Company and its affiliates to comply with the terms of the contribution agreement, whereby the Company contributed assets and operations to MG SPV.

Distributions of available cash of MG SPV pursuant to the MG Company Agreement (including pursuant to liquidations of MG SPV), subject to certain exemptions and exemptions set forth therein, are to be made (a) first, to the holders of the Class B Units, in an amount equal to the greater of (A) the aggregate unpaid “Class B Yield” (equal to an annual return of 22.5% per annum) and (B) an amount equal to fifty percent (50%) of the aggregate capital invested by the Class B Unit holders (initially Tensile-MG)(such aggregate capital invested by the Class B Unit holders, the “MG Invested Capital”, which totals $3 million as of the MG Closing Date), less prior distributions (the greater amount of (A) and (B), the “Class B Priority Distributions”); (b) second, the Class B Unitholders, together as a separate and distinct class, are entitled to receive an amount equal to the aggregate MG Invested Capital; (c) third, the Class A Unitholders (other than Class A Unitholders which received Class A Units upon conversion of Class B Units), together as a separate and distinct class, are entitled to receive all or a portion of any distribution equal to the sum of all distributions made under sections (a) and (b) above; and (d) fourth, to the holders of Units who are eligible to receive such distributions in proportion to the number of Units held by such holders.

On or after July 26, 2022, the Company or any of its subsidiaries, may elect to purchase all of the outstanding units of MG SPV held by Tensile-MG (or any assignee of Tensile-MG) as discussed in the MG Company Agreement.

The MG SPV Company Agreement and the rights of the Company, Vertex Operating and Tensile-MG thereunder are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, as discussed below under “Incorporation of Certain Information by Reference” beginning on page 35.

On the MG Closing Date, Tensile-MG, Vertex Operating and the Company entered into a right of first offer letter agreement (the “ROFO Agreement”), whereby we agreed that if we, at any time, propose to issue, sell, transfer, assign, pledge, encumber or otherwise directly or indirectly dispose of any equity or debt securities of (x) MG SPV and/or (y) Cedar Marine Terminals, L.P., or any other entity formed or designated to operate the Cedar Marine Terminal in Baytown, Texas, we would provide Tensile-MG written notice of such, and Tensile-MG would have thirty days to purchase the amount of securities offered on terms at least as favorable as those in the original proposal. The rights under the ROFO Agreement continue to apply until such time, if ever, as Tensile-MG has acquired $50 million of securities pursuant to the terms thereof.

On the MG Closing Date, and as a required term of the closing of the MG Share Purchase, Tensile entered into a Subscription Agreement dated July 25, 2019, in favor of the Company, pursuant to which, on the MG Closing Date, it subscribed to purchase (a) 1,500,000 shares of our common stock, and (b) warrants to purchase 1,500,000 shares of our common stock with an exercise price of $2.25 per share and a term of ten years in consideration for $2.22 million or $1.48 per share and warrant.

The MG Share Purchase also provided for a guaranty by the Company to Tensile-Heartland of the payment obligations of Vertex Operating as set forth in the MG Share Purchase (the “MG Guaranty”).

On January 17, 2020 (the “Heartland Closing Date”), the Company entered into a Share Purchase and Subscription Agreement (the “Heartland Share Purchase”) by and among HPRM LLC, a Delaware limited liability company, which entity was formed as a special purpose vehicle in connection with the transactions, described in greater detail below (“Heartland SPV”), Vertex Operating, Tensile-Heartland, and solely for the purposes of the Heartland Guaranty (defined below), the Company.

Prior to entering into the Heartland Share Purchase, the Company transferred 100% of the ownership of Vertex Refining OH, LLC, its indirect wholly-owned subsidiary (“Vertex OH”) to Heartland SPV in consideration for 13,500 Class A Units, 13,500 Class A-1 Preferred Units and 11,300 Class B Units of Heartland SPV and immediately thereafter contributed 248 Class B Units to Vertex Splitter, Inc., a wholly-owned subsidiary of the Company, as a contribution to capital.

Vertex OH owns the Company’s Columbus, Ohio, Heartland facility, which produces a base oil product that is sold to lubricant packagers and distributors.

Pursuant to the Heartland Share Purchase, Vertex Operating sold Tensile-Heartland the 13,500 Class A Units and 13,500 Class A-1 Preferred Units of Heartland SPV in consideration for $13.5 million. Also, on the Heartland Closing Date, Tensile-Heartland purchased 7,500 Class A Units and 7,500 Class A-1 Units in consideration for $7.5 million (less the expenses of Tensile-Heartland in connection with the transaction) directly from Heartland SPV.

Concurrently with the closing of the transactions described above, and pursuant to the terms of the Heartland Share Purchase, the Company, through Vertex Operating, purchased 1,000 newly issued Class A Units from MG SPV at a cost of $1,000 per unit ($1 million in aggregate).

The Heartland Share Purchase provides Tensile-Heartland an option, exercisable at its election, any time after the Heartland Closing Date, subject to the terms of the Heartland Share Purchase, to purchase up to an additional 7,000 Class A-2 Preferred Units at a cost of $1,000 per Class A-2 Preferred Unit from Heartland SPV.

The Heartland Share Purchase also provided for a guaranty by the Company to Tensile-Heartland of the payment obligations of Vertex Operating as set forth in the Heartland Share Purchase (the “Heartland Guaranty”).

Heartland SPV is currently owned 35% by Vertex Operating and 65% by Tensile-Heartland. The Class A Units held by Tensile-Heartland are convertible into Class B Units as provided in the Limited Liability Company Agreement of Heartland SPV (the “Heartland Company Agreement”), based on a conversion price (initially one-for-one) which may be reduced from time to time if new Units of Heartland SPV are issued and will automatically convert into Series A Units upon certain events described in the Heartland Company Agreement.

The Class A-1 and A-2 Preferred Units (“Class A Preferred Units”), which are 100% owned by Tensile-Heartland, accrue a 22.5% per annum preferred return subject to terms of the Heartland Company Agreement (the “Class A Yield”).

Additionally, the Class A Unit holders (common and preferred) may force Heartland SPV to redeem the outstanding Class A Units at any time on or after the earlier of (a)  January 17, 2025 and (ii) the occurrence of a Heartland Triggering Event (defined below)(a “Heartland Redemption”). The cash purchase price for such redeemed Class A Unit will be the greater of (y) the fair market value of such units (without discount for illiquidity, minority status or otherwise) as determined by a qualified third party agreed to in writing by a majority of the holders seeking a Heartland Redemption and Vertex Operating (provided that Vertex Operating still owns Class B Units on such date) and (z) the original per-unit price for such Class A Units plus fifty percent (50%) of the aggregate capital invested by the Class A Unit holders through such Heartland Redemption date. “Heartland Triggering Events” include (a) any termination of the Administrative Services Agreement pursuant to its terms and/or any material breach by us of the environmental remediation and indemnity agreement, (b) any dissolution, winding up or liquidation of the Company, Vertex Operating or any significant subsidiary of Vertex Operating, (c) any sale, lease, license or disposition of any material assets of the Company, Vertex Operating or any significant subsidiary of Vertex Operating, or (d) any transaction or series of related transactions (whether by merger, exchange, contribution, recapitalization, consolidation, reorganization, combination or otherwise) involving the Company, Vertex Operating or any significant subsidiary of Vertex Operating, the result of which is that the holders of the voting securities of the relevant entity as of the Heartland Closing Date are no longer the beneficial owners, in the aggregate, after giving effect to such transaction or series of transactions, directly or indirectly, of more than fifty percent (50%) of the voting power of the outstanding voting securities of the entity, subject to certain other requirements set forth in the Heartland Company Agreement.

In the event that Heartland SPV fails to redeem such Class A Units within 180 days after a redemption is triggered, the Class A Yield is increased to 25% until such time as such redemption is completed (with such increase being effective back to the original date of a notice of redemption). In addition, in such event, the Class A Unit holders may cause Heartland SPV to initiate a process intended to result in a sale of Heartland SPV.

Distributions of available cash of Heartland SPV pursuant to the Heartland Company Agreement (including pursuant to liquidations of Heartland SPV), subject to certain exceptions set forth therein, are to be made (a) first, to the holders of the Class A Preferred Units, in amount equal to the greater of (A) the aggregate unpaid Class A Yield and (B) an amount equal to fifty percent (50%) of the aggregate capital invested by the Class A Preferred Unit holders (initially Tensile-Heartland)(such aggregate capital invested by the Class A Preferred Unit holders, the “Heartland Invested Capital”, which totaled approximately $21 million as of the Heartland Closing Date, subject to adjustment as provided in the Heartland Share Purchase), less prior distributions (such greater amount of (A) and (B), the “Class A Preferred Priority Distributions”); (b) second, the Class A Preferred Unitholders, together as a separate and distinct class, are entitled to receive an amount equal to the aggregate Heartland Invested Capital; (c) third, the Class B Unitholders (other than Class B Unitholders which received Class B Units upon conversion of Class A Preferred Units), together as a separate and distinct class, are entitled to receive all or a portion of any distribution equal to the sum of all distributions made under sections (a) and (b) above; and (d) fourth, to the holders of Units who are eligible to receive such distributions in proportion to the number of Units held by such holders.

On or after January 17, 2023, the Company (through Vertex Operating) may elect to purchase all of the outstanding units of Heartland SPV held by Tensile-Heartland at the greatest of (i) the amount of the Class A Priority Distributions and the amount of the Heartland Invested Capital, had the Class A Yield accrued at 30% per annum (instead of the original stated 22.5% per annum), (ii) two hundred and seventy-five percent (275%) of the total Heartland Invested Capital, and (iii) a calculation based on the greater of six (6) times the trailing twelve (12) months’ adjusted EBITDA and (B) six (6) times the next twelve (12) months’ projected adjusted EBITDA, each as described in further detail in the Heartland Company Agreement.

Upon the occurrence of a Heartland Triggering Event (described above), the Class A Unitholders (initially Tensile-Heartland) may elect, by a majority vote, to (a) terminate the Administrative Services Agreement and appoint new management of Heartland SPV, (b) trigger a Heartland Redemption, and/or (c) purchase the Class B Units from the Class B Unitholders (initially Vertex Operating) at the fair market value of such units as determined by a qualified third party agreed to in writing by the parties.

The Heartland Company Agreement and the rights of the Company, Vertex Operating and Tensile-Heartland thereunder are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, as discussed below under “Incorporation of Certain Information by Reference” beginning on page 35.

Pursuant to an Administrative Services Agreement, entered into on the Heartland Closing Date, Heartland SPV engaged Vertex Operating and the Company to provide administrative/management services and day-to-day operational management services of Heartland SPV in connection with the collection, storage, transportation, transfer, refining, re-refining, distilling, aggregating, processing, blending, sale of used motor oil, used lubricants, wholesale lubricants, recycled fuel oil, or related products and services such as vacuum gas oil, base oil, and asphalt flux, in consideration for a monthly fee. The Administrative Services Agreement has a term continuing until the earlier of (a) the date terminated with the mutual consent of the parties; (b) a liquidation of Heartland SPV; (c) a Heartland Redemption (defined below); (d) the determination of Heartland SPV to terminate following a change of control (as described in the Administrative Services Agreement) of Heartland SPV or the Company; or (e)  written notice from the non-breaching party upon the occurrence of a breach which is not cured within the cure period set forth in the Administrative Services Agreement.

The Administrative Services Agreement also provides that in the event that Heartland SPV is unable to procure used motor-oil (“UMO”) through its ordinary course operations, subject to certain conditions, Vertex Operating and the Company are required to use their best efforts to sell (or cause an affiliate to sell) UMO to Heartland SPV, at the lesser of the (i) then-current market price for UMO sold in the same geography area and (ii) price paid by such entity for such UMO. Finally, the Administrative Services Agreement provides that in the event that the Heartland SPV is unable to procure vacuum gas oil (“VGO”) feedstock through its ordinary course operations, subject to certain conditions, Vertex Operating and the Company are required to use their best efforts to sell (or cause an affiliate to sell) VGO to Heartland SPV, at the lesser of the (i) then-current market price for VGO sold in the same geographic area and (ii) price paid for such VGO.

On the Heartland Closing Date, Heartland SPV entered into an Advisory Agreement with Tensile, pursuant to which Tensile agreed to provide advisory and consulting services to Heartland SPV and Heartland SPV agreed to reimburse and indemnify Tensile and its representatives, in connection therewith.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 750,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). The total number of authorized shares of our Series A Convertible Preferred Stock (“Series A Preferred” or “Series A Preferred Stock”) is 5,000,000; the total number of authorized shares of our Series B Preferred Stock is 10,000,000 (“Series B Preferred” or “Series B Preferred Stock”) the total number of authorized shares of our Series B1 Preferred Stock is 17,000,000 (“Series B1 Preferred” or “Series B1 Preferred Stock”) and the total number of authorized shares of our Series C Convertible Preferred Stock (of which none are outstanding) is 44,000 (“Series C Preferred Stock”).

As of the date of this prospectus, we have (a) 45,554,841 shares of our common stock outstanding; (b) 419,859 shares of our Series A Convertible Preferred Stock outstanding; (c) 3,941,704 shares of our Series B Preferred Stock; and (d) 7,109,305 shares of our Series B1 Preferred Stock outstanding.

The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of the Nevada Revised Statutes, and our charter and Bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings and are included as exhibits to the registration statement of which this prospectus forms a part. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Articles of Incorporation, designations of preferred stock and Bylaws, each as amended and restated to date, to review all of the terms of our capital stock. Our Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Nevada law, our Articles of Incorporation, as amended or Bylaws, as amended. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “VTNR”.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

Holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, when, as, and if declared by our Board of Directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to our Series A Preferred Stock until dividends in the same amount per share on our Series A Preferred Stock have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of the Company, each share of our Series A Preferred Stock is entitled to receive $1.49 prior to similar liquidation payments due on shares of our common stock or any other class of securities junior to the Series A Preferred Stock. Shares of Series A Preferred Stock are not entitled to participate with the holders of our common stock with respect to the distribution of any remaining assets of the Company.

Each share of Series A Preferred Stock is entitled to that number of votes equal to the number of whole shares of common stock into which it is convertible. Generally, holders of our common stock and Series A Preferred Stock vote together as a single class.

Shares of Series A Preferred Stock automatically convert into shares of our common stock on the earliest to occur of the following:

●	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock;

●	If the closing market price of our common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

●	If we consummate an underwritten public offering of our securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

●	If a sale of the Company occurs resulting in proceeds to the holders of Series A Preferred Stock of a per share amount of at least $10.00.

Each share of Series A Preferred Stock converts into one share of common stock, subject to adjustment.

Series B Preferred Stock

The Series B Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B Preferred Stock ($3.10 per share or $15 million in aggregate).

The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, provided that any cash dividend payment is subject to us previously having repaid all amounts owed to our senior lender. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $2.91. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in Series B Preferred Stock shares at $3.10 per share.

The Series B Preferred Stock includes a liquidation preference (in the amount of $3.10 per share) which is junior to the Company’s previously outstanding shares of preferred stock, senior credit facilities and other debt holders as provided in further detail in the designation of the Series B Preferred Stock.

The Series B Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at $3.10 per share (initially a one-for-one basis). If the Company’s common stock trades at or above $6.20 per share for a period of 20 consecutive trading days, the Company may at such time force conversion of the Series B Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The Series B Preferred Stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Series B Beneficial Ownership Limitation described below.

The Company has the option to redeem the outstanding shares of Series B Preferred Stock at $3.10 per share, plus any accrued and unpaid dividends on such Series B Preferred Stock redeemed, at any time beginning on June 24, 2017, and the Company is required to redeem the Series B Preferred Stock at $3.10 per share, plus any accrued and unpaid dividends, on June 24, 2020, provided that such redemption is not required in the event the Company is contractually (which it is under its credit agreements) or legally prohibited from redeeming such preferred stock. In the event the Series B Preferred Stock is not redeemed on June 24, 2020, the dividend rate increases to 10% per annum, until such time, if ever, as the Company is contractually and legally able to redeem such preferred stock.

The Series B Preferred Stock contains a provision prohibiting the conversion of such Series B Preferred Stock into common stock of the Company, if upon such conversion, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Series B Beneficial Ownership Limitation”). The Series B Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the designation (summarized above).

Series B1 Preferred Stock

The Series B1 Preferred Stock is subject to the terms and conditions and has the rights and preferences set forth in the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock (the “Designation”), which was filed with the Secretary of State of Nevada on May 12, 2016. The Series B1 Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B1 Preferred Stock ($1.56 per share or $19.3 million in aggregate)...)

The dividend is payable by the Company, at the Company’s election, in registered common stock of the Company (if available) or cash, subject to the terms of the Company’s senior loan documents. In the event dividends are paid in registered common stock of the Company, the number of shares payable will be calculated by dividing (a) the accrued dividend by (b) 90% of the arithmetic average of the volume weighted average price (VWAP) of the Company’s common stock for the 10 trading days immediately prior to the applicable date of determination (the “Dividend Stock Payment Price”). Notwithstanding the foregoing, in no event may the Company pay dividends in common stock unless the applicable Dividend Stock Payment Price is above $1.52. If the Company is prohibited from paying the dividend in cash (due to contractual senior credit agreements or other restrictions) or is unable to pay the dividend in registered common stock, the dividend will be paid in-kind in additional shares of Series B1 Preferred Stock shares based on the original Unit Price.

The Series B1 Preferred Stock includes a liquidation preference (in the amount of the Unit Price) which is junior to the Company’s Series A Preferred Stock, ranks senior to the Company’s Series C Preferred Stock and ranks equally with the Series B Preferred Stock. The Series B1 Preferred Stock also ranks junior to the Company’s credit facilities and other debt holders as provided in further detail in the Designation.

The Series B1 Preferred Stock prohibits us from (i) increasing or decreasing (other than by redemption or conversion (as described in the Designation)) the total number of authorized shares of Series B1 Preferred Stock (except to the extent required to issue payment-in-kind shares); (ii) re-issuing any shares of Series B1 Preferred Stock converted or redeemed; (iii) creating, or authorizing the creation of, or issuing or obligating the Company to issue shares of, any class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to (and not pari passu with) the Series B1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; (iv) issuing, incurring or obligating the Company to issue or incur any indebtedness that is convertible into, or exchangeable for, any equity security of the Company or instruments derivative of any equity security of the Company; (v) granting any rights to require a mandatory repurchase, retirement or redemption by the Company of any of the Company’s equity securities or instruments derivative of its equity securities on or prior to June 24, 2020, or issuing, incurring or obligating the Company to issue or incur, any indebtedness with a maturity date on or prior to June 24, 2020, that is convertible into, or exchangeable for, equity securities or instruments derivative of the Company’s equity securities; (vi) effecting an exchange, reclassification, or cancellation of all or a part of the Series B1 Preferred Stock (except pursuant to the terms of the Designation); (vii) effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series B1 Preferred Stock; (viii) issuing any shares of Series B1 Preferred Stock other than pursuant to the Purchase Agreement or as payment-in-kind shares; (ix) altering or changing the rights, preferences or privileges of the Series B1 Preferred Stock so as to affect adversely the shares of such series; or (x) amending or waiving any provision of the Company’s Articles of Incorporation or Bylaws relative to the Series B1 Preferred Stock so as to affect adversely the shares of Series B1 Preferred Stock in any material respect as compared to holders of other series, in each case without the prior written consent of holders of Series B1 Preferred Stock holding a majority of the then outstanding shares of Series B1 Preferred Stock.

The Series B1 Preferred Stock (including accrued and unpaid dividends) is convertible into shares of the Company’s common stock at the holder’s option at any time after closing at the Unit Price (initially a one-for-one basis). If the Company’s common stock trades at or above $3.90 per share (250% of the Unit Price) for a period of 20 consecutive trading days at any time following the earlier of (a) the effective date of the resale registration statement (described below), or (b) six months after the closing of the Offering (November 13, 2016), the Company may at such time force conversion of the Series B1 Preferred Stock (including accrued and unpaid dividends) into common stock of the Company.

The Series B1 Preferred Stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Beneficial Ownership Limitation described below.

The Company has the option to redeem the outstanding shares of Series B1 Preferred Stock at $1.72 per share, plus any accrued and unpaid dividends on such Series B1 Preferred Stock redeemed, at any time beginning on June 24, 2017 (the two year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock) and the Company is required to redeem the Series B1 Preferred Stock at $1.56 per share, plus any accrued and unpaid dividends on June 24, 2020 (the five year anniversary of the closing of the Company’s June 2015 offering of Series B Preferred Stock), provided that such redemption is not required in the event the Company is contractually (which it is under its credit agreements) or legally prohibited from redeeming such preferred stock. In the event the Series B Preferred Stock is not redeemed on June 24, 2020, the dividend rate increases to 10% per annum, until such time, if ever, as the Company is contractually and legally able to redeem such preferred stock.

The Series B1 Preferred Stock contains a provision prohibiting the conversion of the Series B1 Preferred Stock into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 9.999% of the Company’s then outstanding common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation does not apply to forced conversions undertaken by the Company pursuant to the terms of the Designation (summarized above).

Series C Convertible Preferred Stock

The Series C Preferred stock does not accrue a dividend, but has participation rights on an as-converted basis, to any dividends paid on the Company’s common stock (other than dividends paid solely in common stock). Each Series C Preferred share has a $100 face value, and a liquidation preference (in the amount of $100 per share) which is junior to the Company’s Series A Preferred stock, Series B Preferred stock and Series B1 Preferred stock, senior credit facilities and other debt holders as provided in further detail in the designation, but senior to the common stock.

The Series C Preferred stock is convertible into shares of the Company’s common stock at the holder’s option at any time at $1.00 per share (initially a 100:1 basis (subject to adjustments for stock splits and recapitalizations)). The Series C Preferred stock votes together with the common stock on an as-converted basis, provided that each holder’s voting rights are subject to and limited by the Series C Beneficial Ownership Limitation described below and provided further that notwithstanding any of the foregoing, solely for purposes of determining the voting rights associated with the Series C Preferred stock, the voting rights accorded to such Series C Preferred stock will be determined as if converted at $1.05 per share (the market value of the common stock as of the close of trading on the day prior to the original issuance date of the Series C Preferred stock), and subject to equitable adjustment as discussed in the designation. There are no redemption rights associated with the Series C Preferred stock.

The Series C Preferred stock contains a provision prohibiting the conversion of the Series C Preferred stock into common stock of the Company, if upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than 4.999% of the Company’s then outstanding common stock (the “Series C Beneficial Ownership Limitation”). The Series C Beneficial Ownership Limitation may be increased up and down on a per holder basis, with 61 days prior written notice from any holder, provided the Series C Beneficial Ownership Limitation may never be higher than 9.999%. No shares of Series C Preferred Stock are currently outstanding.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statutes (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and places certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have such a provision in our Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of up to 5,900,000 shares of common stock including:

(1)  up to 1,100,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B Preferred Stock; or (b) issuable upon conversion of additional shares of Series B Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B Preferred Stock which are currently outstanding; and (ii) the Future Series B Dividend Preferred Shares;

(2)       up to 1,800,000 shares of common stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B1 Preferred Stock; or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into common stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B1 Preferred Stock which are currently outstanding; and (ii) the Future Series B1 Dividend Preferred Shares;

(3)       1,500,000 outstanding shares of common stock issued pursuant to the terms of a July 25, 2019 Subscription Agreement; and

(4)       1,500,000 shares of common stock issuable upon exercise of warrants to purchase 1,500,000 shares of the Company’s common stock, which were sold pursuant to the Subscription Agreement, which Warrants have an exercise price of $2.25 per share.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders, except that the Company may receive up to approximately $3,375,000 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised, based on the per share exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

●	A portion of the shares of common stock beneficially owned by the selling stockholders or its perspective pledgees, donees, transferees or successors in interest, may be sold on the over-the-counter markets, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions, in “at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, to the extent permitted by applicable law, or by any other method or combination of methods permitted pursuant to applicable law;

●	each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

●	some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

●	in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of shares of our common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholders under this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Vertex Energy, Inc. as of December 31, 2019 and 2018 have been audited by Ham, Langston & Brezina L.L.P., an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion), and have been incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC. David M. Loev, the President and sole owner of The Loev Law Firm, PC, beneficially owns 15,350 shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering of our common stock. This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investor Relations,” “SEC Filings” page of our website at www.vertexenergy.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020;

●	Our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders, filed with the SEC on April 29, 2020;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 8, 2020, August 7, 2020 and November 8, 2020, respectively;

●	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 13, 2020, January 22, 2020, January 24, 2020, March 2, 2020, April 24, 2020, April 29, 2020 and May 6, 2020; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

 We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto, at no cost to the requestor. Requests for such copies should be directed to the following person:

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, TX 77058

Attn: Chris Carlson, Secretary

chrisc@vertexenergy.com

Phone: (866) 660-8156

Fax: (281) 754-4185

Copies of the above reports may also be accessed from our website at http://www.vertexenergy.com. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

We maintain an Internet website at www.vertexenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

VERTEX ENERGY, INC.

5,900,000 Shares of Common Stock

PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$421.20
Attorney’s fees and expenses	25,000.00	*
Accountant’s fees and expenses	15,000.00	*
Transfer agent’s and registrar fees and expenses	5,000.00	*
Printing and engraving expenses	7,500.00	*
Miscellaneous expenses	5,000.00	*

Total	$57,921.20	*

* Estimated expenses, if any, not presently known.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

			Incorporated by Reference
Exhibit Number		Filed or Furnished Herewith	Form	Exhibit	Filing Date	File No.
3.1	Articles of Incorporation (and amendments thereto) of Vertex Energy, Inc.		8-K/A	3.1	6/26/2009	000-53619
3.2	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Vertex Energy, Inc.’s Series A Convertible Preferred Stock.		8-K	3.1	7/16/2010	000-53619
3.3	Amended and Restated Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.1	5/13/2016	001-11476
3.4	Amended and Restated Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Convertible Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.2	5/13/2016	001-11476
3.5	Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016		8-K	3.3	5/13/2016	001-11476
3.6	Amended and Restated Bylaws of Vertex Energy, Inc.		8-K	3.1	4/29/2019	001-11476

4.1	Description of Securities of the Registrant		10-K	4.1	3/4/2020	001-11476
5.1*	Opinion and Consent of The Loev Law Firm, PC re: the legality of the securities being registered	X
10.1	Form of Unit Purchase Agreement dated June 19, 2015 by and between Vertex Energy, Inc. and the purchasers named therein		8-K	10.1	6/19/2015	001-11476
10.2	Form of Warrant (incorporated by reference to Exhibit B of the Form of Unit Purchase Agreement incorporated by reference herein as Exhibit 10.1)		8-K	10.3	6/19/2015	001-11476
10.3	Form of Unit Purchase Agreement dated May 10, 2016 by and between Vertex Energy, Inc. and the purchasers named therein		8-K	10.2	5/10/2016	001-11476
10.4	Form of Warrant for May 2016 Unit Offering		8-K	10.2	5/13/2016	001-11476
10.5	Right of First Offer Letter Agreement dated July 25, 2019, by and between Tensile-Myrtle Grove Acquisition Corporation, Vertex Energy Operating LLC and Vertex Energy, Inc.		8-K	10.2	7/31/2019	001-11476
10.6%	Subscription Agreement dated July 25, 2019, by Tensile Partners Master Fund LP in favor of Vertex Energy, Inc.		8-K	10.3	7/31/2019	001-11476
10.7	Common Stock Purchase Warrant held by Tensile Partners Master Fund LP to purchase up to 1,500,000 shares of common stock, dated July 25, 2019		8-K	10.4	7/31/2019	001-11476
10.8	Registration Rights and Lock-Up Agreement dated July 25, 2019, by and between Vertex Energy, Inc. and Tensile Partners Master Fund LP		8-K	10.5	7/31/2019	001-11476
23.1*	Consent of Ham, Langston & Brezina, L.L.P.*	X
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)	X
24.1*	Power of Attorney (included on the signature page hereof)	X
99.1	Glossary of Selected Terms		10-K	99.1	3/21/2013	001-11476

* Filed herewith.

% Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)       each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, Texas, on May 6, 2020.

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Benjamin P. Cowart and Chris Carlson as his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same and all prospectus supplements, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin P. Cowart	Chief Executive Officer	May 6, 2020
Benjamin P. Cowart	(Principal Executive Officer) and Chairman
/s/ Chris Carlson	Chief Financial Officer	May 6, 2020
Chris Carlson	(Principal Financial and Accounting Officer)
/s/ Dan Borgen	Director	May 6, 2020
Dan Borgen
/s/ David Phillips	Director	May 6, 2020
David Phillips
/s/ Timothy C. Harvey	Director	May 6, 2020
Timothy C. Harvey
/s/ Christopher Stratton Christopher Stratton	Director	May 6, 2020
/s/ James P. Gregory	Director	May 6, 2020
James P. Gregory
II-6